                                                                      Exhibit 11
                                                                      ----------

                            TRANSWITCH CORPORATION
                     COMPUTATION OF EARNINGS PER SHARE (1)

                     (in thousands, except per share data)

                                                          Twelve Months
                                                        ended December 31,
                                                        ------------------
                                                   1996       1995        1994
                                                   ----       ----        ----
Primary (2)
Weighted average number of common shares
  outstanding (5)                               $ 11,751     $ 9,996    $   923

Conversion of common equivalents issued
  during the twelve month period prior to
  the initial public offering (3)                      0          66        198

Common Stock Equivalents                              -           -          -
                                                ---------    --------   --------

Weighted average common shares and
  equivalents                                     11,751      10,062      1,121

Conversion of preferred stock to Common
  Stock (4)                                           -           -       7,010
Conversion of preferred stock to Common
  Stock (4)                                           -           -          16
Pro forma weighted average Common Stock and
  equivalents                                     11,751      10,062      8,147

Net loss                                        $(10,077)    $(1,769)   $(3,937)
--------                                        ---------    --------   --------

Net loss per share                              $  (0.86)    $  (0.18)  $ (3.51)

Pro forma net loss per share                    $  (0.86)    $  (0.18)  $ (0.48)
----------------------------                    ---------    ---------  --------

-----------
(1) This exhibit should be read in connection with "Stockholders' Equity and Loss Per Share" in Note 1 of the notes to the Consolidated Financial Statements.
(2) Fully diluted per share amounts are the same as primary.
(3) Pursuant to the requirements of the Securities and Exchange Commission, Common Stock and common stock equivalents issued during twelve month period prior to the Company's initial public offering have been included in the calculation (using the treasury stock method and the price of $10.00 per share) as if they were outstanding for all periods presented whether they are anti-dilutive or not.
(4) Pro forma weighted average Common Stock and equivalents assumes conversion of Preferred Stock warrants and Preferred Stock to Common Stock.
(5) The 1995 weighted average common shares outstanding include the Preferred Stock converted to Common Stock as having been converted into Common Stock at the beginning of the period.